Exhibit 99.2

For Immediate Release	For Further Information Contact:
Wednesday, November 29, 2007	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES ANNOUNCES COMPLETION OF ITS MERGER

WITH ASCENT ENERGY; AGREEMENT TO EXPAND LOAN FACILITY

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced that it has closed its previously announced merger with Ascent Energy Inc. for total consideration of approximately $286 million. Total consideration was composed of $190 million of cash, 18.8 million shares of RAM common stock, and 6.2 million RAM warrants. RAM’s acquisition of Ascent adds 18.6 million barrels of oil equivalent (BOE), nearly doubling RAM’s proved reserves, and approximately 3,000 BOE per day of current production. In addition, the acquisition adds 83,000 net acres of undeveloped leasehold, a majority of which are in active shale plays. After allocating $25 million of the acquisition price to undeveloped leasehold acreage, the purchase price of proved reserves equals approximately $15.38 per BOE or $2.56 per thousand cubic feet equivalent of natural gas. RAM will continue to occupy the Plano, Texas office of Ascent following the merger. “We are pleased to have closed the acquisition of Ascent on a timely basis and are moving rapidly to ramp up operational activity on the opportunities identified on Ascent’s undeveloped properties during the transaction process. We are also proud to welcome the talented group of 74 employees that are joining the RAM family in this endeavor”, said Larry E. Lee, Chairman and Chief Executive Officer.

Coincident with closing the acquisition, RAM also completed an agreement with its lenders expanding its credit facility to a $500 million senior secured credit facility with an initial borrowing base of $375 million.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, which address estimates of merger consideration, proved reserves, production, acreage and events or developments that RAM Energy Resources expects or believes are forward-looking statements. Although RAM Energy Resources believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, as well as numerous other risk factors described from time-to-time in RAM Energy Resources’ periodic reports, proxy statements and other information statements filed with the Securities and Exchange Commission.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.